EXHIBIT 99.1

Brookline Bancorp, Inc. Names Joanne Chang to Board of Directors

BOSTON, Sept. 26, 2018 (GLOBE NEWSWIRE) -- Brookline Bancorp, Inc. (NASDAQ: BRKL) announced today that its Board of Directors approved an increase in the number of members of its Board  to 15 members and appointed Joanne Chang as a director to fill the vacancy created by that action.

Ms. Chang is the pastry chef, co-owner, and founder of Flour, a bakery and café with several locations throughout Boston, Massachusetts, as well as Myers + Chang, also located in Boston, which is an Asian fusion restaurant that she co-owns with her husband Christopher Myers.  Ms. Chang is an author, television personality, and philanthropist.  In 2016, she won the James Beard award for Outstanding Baker.  Prior to becoming a chef, Ms. Chang was a management consultant at the Monitor Group.  Ms. Chang is an avid athlete, having run the Boston Marathon 15 years in a row.  She is also an active member of Boston’s volunteer community.  Ms. Chang graduated from Harvard College with a degree in Applied Mathematics and Economics.

“We believe that Ms. Chang’s experience as an entrepreneur, her business acumen running several businesses and her extensive knowledge of the greater Boston market provides a unique perspective to the opportunities and challenges Brookline Bancorp encounters,” said Joseph J. Slotnik, Chairman of Brookline Bancorp. “We are pleased to welcome her to the Board.”

Paul Perrault, CEO and President of Brookline Bancorp, added, “Joanne is a highly visible and well respected member of the business community, and is a dynamic addition to our Board.  As an entrepreneur Ms. Chang understands the needs of small to medium-sized businesses and what it takes to innovate and expand. I look forward to the strategic value she will bring.”

Ms. Chang has also joined the Board of Directors of Brookline Bank.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc. is a multi-bank holding company for Brookline Bank, First Ipswich Bank, and Bank Rhode Island and their subsidiaries. Headquartered in Boston, MA, the Company has $7.29 billion in assets and branches throughout Massachusetts and Rhode Island. As a commercially-focused financial institution, the Company, through its banks, offers a wide range of commercial, business and retail banking services, including a full complement of cash management products, on-line banking services, consumer and residential loans and investment services designed to meet the financial needs of small-to mid-sized businesses and retail customers. The Company also provides equipment financing through its Eastern Funding and Macrolease Corporation subsidiaries.

CONTACT

Karen Schwartzmann
Polaris Public Relations
617-437-9990

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/5596edb3-c2b4-47af-a697-53fd3f1d31b6